Exhibit 99.1

International Rectifier Elects Dr. Philip M. Neches to Board of Directors

EL SEGUNDO, Calif. — October, 12, 2006 — International Rectifier Corporation (IR) (NYSE:IRF), a world leader in power management technology, today announced the appointment of Dr. Philip M. Neches to the company’s Board of Directors. As part of his responsibilities, Dr. Neches will serve on the board’s Audit committee and the  Corporate Governance and Nominating committee.

“Dr. Neches’ distinguished background over more than 30 years in business and technology will prove invaluable as we continue to expand our business,” said Eric Lidow, Chairman of the Board.

Dr. Neches is currently the Chairman of Foundation Ventures LLC, an investment bank serving information technology and life science companies. Previously, Dr. Neches was Vice President and Chief Technology Officer of AT&T’s Multimedia Products and Services Group and Senior Vice President and Chief Scientist at NCR. Dr. Neches was a founder of Teradata Corporation, which was acquired by NCR and AT&T in 1992. He is a Director of Evolving Systems, Inc. (EVOL), and a Trustee of the California Institute of Technology, where he earned his BS, MS, and PhD degrees in computer science.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s digital, analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

Contacts

Media: Graham Robertson, 310-726-8512

Investors: Steve Harrison, 310-252-7731